Exhibit 8.3
[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]
November 16, 2007
Board of Directors
Florida Rock Industries, Inc.
155 East 21st Street
Jacksonville, Florida 32206
Ladies and Gentlemen:
     You have requested our opinion regarding certain United States federal income tax consequences of the merger (the “Florida Rock Merger”) of Fresno Merger Sub, Inc., a Florida corporation (“Fresno Merger Sub”) and a direct wholly-owned subsidiary of Virginia Holdco, Inc., a New Jersey corporation (“Holdco”), with and into Florida Rock Industries, Inc. (“Florida Rock”), and the merger (the “Vulcan Merger” and, together with the Florida Rock Merger, the “Mergers”) of Virginia Merger Sub, Inc., a New Jersey corporation (“Virginia Merger Sub”), and a direct wholly-owned subsidiary of Holdco, with and into Vulcan Materials Company, a New Jersey corporation (“Vulcan”), pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Florida Rock, Vulcan, Holdco, Fresno Merger Sub and Virginia Merger Sub (as amended through the date hereof, the “Merger Agreement”).
     In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement and Holdco’s Registration Statement on Form S-4 and the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof (the “Registration Statement”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Florida Rock. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.
     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Mergers set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Mergers in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) the accuracy as of the Effective Time of (i) the representations made by Holdco, on behalf of itself, Virginia Merger Sub and Fresno Merger Sub and the representations made by Vulcan, all as set forth in the certificate delivered to us by Holdco and Vulcan, dated the date hereof, and (ii) the representations made by Florida Rock set forth in the certificate delivered to us by Florida Rock, dated the date hereof, and (4) that any representations made in such certificates which are qualified by knowledge, materiality or other qualifications of like import are accurate without such qualification.
     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and the qualifications set forth below, we are of the opinion that, for United States federal income tax purposes, the exchange of Florida Rock common stock and Vulcan common stock for Holdco common stock pursuant to the Mergers, taken together, will be treated as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).
     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to

Board of Directors
Florida Rock Industries, Inc.
November 16, 2007

inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than that specifically covered by the foregoing opinion.
     We hereby consent to the filing of this opinion as a post-effective amendment to the Registration Statement, and to the references therein to us. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person without our prior written consent.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP